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As filed with the Securities and Exchange Commission on May 2, 2003

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Infineon Technologies AG
(Exact Name of Registrant as Specified in Its Charter)

Federal Republic of Germany (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

St.-Martin-Strasse 53
Munich D-81669
Germany
(Address of Principal Executive Offices) (Zip Code)

Infineon Technologies AG
International Long-Term Incentive Plan 2001
(Full Title of the Plan)

 Robert LeFort, President
Infineon Technologies
North America Corporation
1730 North First Street
San Jose, California 95122
(Name and Address of Agent For Service)

 (888) 463-4636
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Registered Shares, nominal value €2.00 per share(1)	15,000,000 shares	$7.48(2)	$112,200,000(2)	$9,077

(1)
The American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the ordinary shares were registered on a separate registration statement on Form F-6 (File No. 333-11510) filed with the Securities and Exchange Commission. Each American Depositary Share represents one ordinary share.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant's American Depository Shares as reported on the New York Stock Exchange on April 30, 2003.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

Item 2.    Registrant Information and Employee Plan Annual Information.

        The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

        (a)  The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

        (b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

        (c)  The description of the securities contained in the registrant's registration statement on Form 8-A and filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Hale and Dorr has opined as to the legality of the securities being offered by this registration statement.

Item 6.    Indemnification of Directors and Officers.

        The laws of Germany make no provision for indemnification of officers and directors.

        We have provided insurance for the indemnification of our directors and officers against general civil liability which they may incur in connection with their activities on behalf of our company. We will continue to provide insurance for the indemnification of our officers and directors against such liability, as well as against liabilities under the Securities Act.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

        1.    The undersigned registrant hereby undertakes:

        (a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, Germany, on March 12, 2003.

INFINEON TECHNOLOGIES AG
By:	/s/ ULRICH SCHUMACHER Dr. Ulrich Schumacher Chief Executive Officer and Chairman of the Management Board

POWER OF ATTORNEY AND SIGNATURES

        Each person whose signature appears below hereby constitutes and appoints Dr. Ulrich Schumacher, Peter Fischl and Michael von Eickstedt, or any one or more of them, his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact may do or cause to be done by virtue of these presents.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the dates indicated.

Signature	Title	Date

/s/ ULRICH SCHUMACHER (Dr. Ulrich Schumacher)	Chief Executive Officer and Chairman of the Management Board	March 12, 2003
/s/ PETER FISCHL (Peter J. Fischl)	Chief Financial Officer and Member of the Management Board	March 12, 2003
/s/ ANDREAS VON ZITZEWITZ (Dr. Andreas von Zitzewitz)	Member of the Management Board	March 12, 2003
/s/ PETER BAUER (Peter Bauer)	Member of the Management Board	April 30, 2003

/s/ SÖNKE MEHRGARDT (Dr. Sönke Mehrgardt)	Member of the Management Board	March 12, 2003
/s/ ROBERT HAWLICZEK (Robert Hawliczek)	Chief Accounting Officer	March 12, 2003
INFINEON TECHNOLOGIES NORTH AMERICA CORPORATION
/s/ ROBERT LEFORT Robert LeFort President	Authorized Representative in the United States	April 30, 2003

INDEX TO EXHIBITS

Number	Description
4.1(1)	Articles of Association of the Registrant (English translation)
4.2(2)	Rules of Procedure for Management Board of Registrant (English translation)
4.3(2)	Rules of Procedure for Supervisory Board of Registrant (English translation)
5.1	Opinion of Hale and Dorr, counsel to the Registrant
23.1	Consent of Hale and Dorr (included in Exhibit 5.1)
23.2	Consent of KPMG Deutsche Treuhand-Gesellschaft AG
24.1	Power of attorney (included on the signature pages of this registration statement)

(1)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 20-F for the fiscal year ended September 30, 2002 and incorporated herein by reference.

(2)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 20-F for the fiscal year ended September 30, 2000 and incorporated herein by reference.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY AND SIGNATURES
INDEX TO EXHIBITS